Exhibit 14

CODE OF ETHICS AND BUSINESS CONDUCT

OF

SARISSA CAPITAL ACQUISITION CORP.

1. Introduction

The Board of Directors (the “Board”) of Sarissa Capital Acquisition Corp. (the “Company”) has adopted this code of ethics (the “Code”), as amended from time to time by the Board and which is applicable to all of the Company’s directors, officers and employees, to:

•	promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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promote the full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “SEC”), as well as in other public communications made by or on behalf of the Company;

•	promote compliance with applicable governmental laws, rules and regulations;

•	deter wrongdoing; and

•	require prompt internal reporting of breaches of, and accountability for adherence to, this Code.

This Code may be amended only by resolution of the Company’s Board. In this Code, references to the “Company” mean Sarissa Capital Acquisition Corp., and, in the appropriate context, the Company’s subsidiaries, if any.

2. Honest, Ethical and Fair Conduct

Each person owes a duty to the Company to act with integrity. Integrity requires, among other things, being honest, fair and candid. Deceit, dishonesty and subordinating one’s principles are inconsistent with integrity. Service to the Company never should be subordinated to personal gain and advantage.

Each person must:

•	act with integrity, including being honest and candid while still maintaining the confidentiality of the Company’s information where required or in the Company’s interests;

•	observe all applicable governmental laws, rules and regulations;

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comply with the requirements of applicable accounting and auditing standards, as well as Company policies, in order to maintain a high standard of accuracy and completeness in the Company’s financial records and other business-related information and data;

•	adhere to a high standard of business ethics and not seek a competitive advantage through unlawful or unethical business practices;

•	deal fairly with the Company’s customers, suppliers, competitors and employees;

•	refrain from taking advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice;

•	protect the assets of the Company and ensure their proper use;

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until the earliest of (i) the Company’s initial business combination (as such term is defined in the Company’s initial registration statement on Form S-1 filed with the SEC), (ii) the Company’s liquidation, and (iii) such time that such person ceases to be an officer or director of the Company, in each case, to first present to the Company for the Company’s consideration, prior to presentation to any other entity, any business opportunity, but only if such opportunity is suitable for the Company, subject to the Company’s amended and restated memorandum and articles of association in effect (as amended from time to time, the “Articles”) at such time and subject to, in all cases, any other fiduciary, contractual or other obligations such officer or director may have to other entities;

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avoid “related-party transactions” or conflicts of interest, wherever possible, except as may be allowed under guidelines or resolutions approved by the Board (or the appropriate committee of the Board) or as disclosed in the Company’s public filings with the SEC or as permitted by the Articles. For purposes of this Code, “related-party transactions” are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of the Company’s ordinary shares, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position. Anything that would be a conflict for a person subject to this Code also will be a conflict if it is related to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home. Examples of conflict of interest situations include, but are not limited to, the following, all of which must be disclosed to the Company:

•	any significant ownership interest in any target, supplier or customer of the Company;

•	any consulting or employment relationship with any target, customer, supplier or competitor of the Company;

•	the receipt of any money, non-nominal gifts or excessive entertainment from any entity with which the Company has current or prospective business dealings;

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selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell (and, in the absence of any such comparable officer or director, on the same terms and conditions as a third party would buy or sell a comparable item in an arm’s length transaction);

•	any other financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) involving the Company; and

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any other circumstance, event, relationship or situation in which the personal interest of a person subject to this Code interferes – or even appears to interfere – with the interests of the Company as a whole.

3. Disclosure

The Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Each person must:

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not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Company (or persons performing similar functions), and each other person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

Each person must promptly bring to the attention of the Chairman of the Board any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

4. Compliance

It is the Company’s obligation and policy to comply with all applicable governmental laws, rules and regulations. All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company. Employees are responsible for talking to their supervisors to determine which laws, regulations and Company policies apply to their position and what training is necessary to understand and comply with them.

Directors, officers and employees are directed to make available copies of any applicable specific policies and procedures to persons they supervise.

5. Reporting and Accountability

The Board is responsible for applying this Code to specific situations in which questions are presented to it and has the authority to interpret this Code in any particular situation. Any person who becomes aware of any existing or potential breach of this Code is required to notify the Chairman of the Board promptly. Failure to do so is, in and of itself, a breach of this Code.

Specifically, each person must:

•	notify the Chairman of the Board promptly of any existing or potential violation of this Code; and

•	not retaliate against any other person for reports of potential violations that are made in good faith.

The Company will follow the following procedures in investigating and enforcing this Code and in reporting on the Code:

•	The Board will take all appropriate action to investigate any potential or actual breaches reported to it.

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Upon being notified that a breach has occurred, the Board (by majority decision) will take or authorize such disciplinary or preventive action as it deems appropriate, after consultation with the Company’s internal or external legal counsel, up to and including dismissal or, in the event of criminal or other serious violations of law, notification of the SEC or other appropriate law enforcement authorities.

No person following the above procedure shall, as a result of following such procedure, be subject by the Company or any officer or employee thereof to discharge, demotion, suspension, threat, harassment or, in any manner, discrimination against such person in terms and conditions of employment.

6. Waivers and Amendments

Any waiver (as defined below) or an implicit waiver (as defined below) from a provision of this Code for the principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions or any amendment (as defined below) to this Code is required to be disclosed in the Company’s Annual Report on Form 10-K or in a Current Report on Form 8-K filed with the SEC.

A “waiver” means the approval by the Board of a material departure from a provision of the Code. An “implicit waiver” means the Company’s failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an executive officer of the Company. An “amendment” means any amendment to this Code other than minor technical, administrative or other non-substantive amendments hereto.

All persons should note that it is not the Company’s intention to grant or to permit waivers from the requirements of this Code. The Company expects full compliance with this Code.

7. Insider Information and Securities Trading

The Company’s directors, officers or employees who have access to material, non-public information are not permitted to use that information for securities trading purposes or for any purpose unrelated to the Company’s business. It is also against the law to trade or to “tip” others who might make an investment decision based on material, non-public information. For example, using material, non-public information to buy or sell the Company securities, options in the Company securities or the securities of any Company supplier, customer, competitor, potential business partner or potential target is prohibited. The consequences of insider trading violations can be severe. These rules also apply to the use of material, nonpublic information about other companies (including, for example, the Company’s customers, competitors, potential business partners and potential targets). In addition to directors, officers or employees, these rules apply to such person’s spouse, children, parents and siblings, as well as any other family members living in such person’s home. The Company’s directors, officers and employees should familiarize themselves with the Company’s policy on insider trading as set forth herein.

8. Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, please consult the Board or the Company’s internal or external legal counsel.

9. Improper Influence on Conduct of Audits

No director, officer or employee, or any other person acting under the direction thereof, shall directly or indirectly take any action to coerce, manipulate, mislead or fraudulently influence any public or certified public accountant engaged in the performance of an audit or review of the financial statements of the Company or take any action that such person knows or should know that if successful could result in rendering the Company’s financial statements materially misleading. Any person who believes such improper influence is being exerted should report such action to such person’s supervisor, or if that is impractical under the circumstances, to any of the Company’s directors.

Types of conduct that could constitute improper influence include, but are not limited to, directly or indirectly:

•	Offering or paying bribes or other financial incentives, including future employment or contracts for non-audit services;

•	Providing an auditor with an inaccurate or misleading legal analysis;

•	Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the Company’s accounting;

•	Seeking to have a partner removed from the audit engagement because the partner objects to the Company’s accounting;

•	Blackmailing; and

•	Making physical threats.

10. Anti-Corruption Laws

The Company complies with the anti-corruption laws of the countries in which it does business, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). Directors, officers, employees and agents, such as third party sales representatives, shall not take or cause to be taken any action that would reasonably result in the Company not complying with such anti-corruption laws, including the FCPA. If you are authorized to engage agents on the Company’s behalf, you are responsible for ensuring they are reputable and for obtaining a written agreement for them to uphold the Company’s standards in this area.

11. Violations

Violation of this Code is grounds for disciplinary action up to and including termination of employment. Such action is in addition to any civil or criminal liability, which might be imposed by any court or regulatory agency.

12. Other Policies and Procedures

Any other policy or procedure set out by the Company in writing or made generally known to employees, officers or directors of the Company prior to the date hereof or hereafter are separate requirements and remain in full force and effect.

13. Inquiries

All inquiries and questions in relation to this Code or its applicability to particular people or situations should be addressed to the Chairman of the Board, or such other compliance officers as shall be designated from time to time by the Company.